Exhibit 10.9

AGREEMENT

This Agreement is entered into by and between Elmer Doty (“Executive”) and Vought Aircraft Industries, Inc., a Delaware corporation with its principal place of business in Dallas, Texas (“Vought” or the “Company”).

Executive and Vought (the “parties”) have previously entered into an agreement, dated March 29, 2006 (the “Employment Agreement”) which provided for the initial terms and conditions of Executive’s employment with the Company and the compensation to be provided to Executive for those services.

By their signatures below, the parties agree that the terms of the Employment Agreement shall be amended as follows:

1) Paragraph 2, subsection (b) shall be amended by deleting the following words:

“...with a maximum bonus opportunity for calendar year 2006 equal to 150% of Annual Base Salary.”

and substituting the following words:

“...in such amount as may be approved by the Board (or its Committee).”

2) Paragraph 2, subsection (g) shall be amended by deleting the following words:

“...annual reimbursements for financial and tax planning, up to a maximum of $10,000 per year...”

and substituting the following words:

“...annual reimbursements for financial and tax planning in accordance with plans or arrangements of the Company, as may be amended from time to time, which are applicable to other senior officers of the Company.”

The Employment Agreement shall remain unchanged in all other respects.

Elmer L. Doty	Vought Aircraft Industries, Inc.

/s/ ELMER L. DOTY	By:	/s/ KEVIN P. MCGLINCHEY
Kevin P. McGlinchey
	Its:	Vice President, General Counsel and Corporate Secretary
Dated: February 13, 2007	Dated:	February 13, 2007